Registration No. 333-263368
Registration No. 333-254034
Registration No. 333-236706
Registration No. 333-229956
Registration No. 333-226591
Registration No. 333-223307
Registration No. 333-216319
Registration No. 333-209713
Registration No. 333-202670
Registration No. 333-197885

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1
to
FORM S-8 REGISTRATION STATEMENT NO. 333-263368
FORM S-8 REGISTRATION STATEMENT NO. 333-254034
FORM S-8 REGISTRATION STATEMENT NO. 333-236706
FORM S-8 REGISTRATION STATEMENT NO. 333-229956
FORM S-8 REGISTRATION STATEMENT NO. 333-226591
FORM S-8 REGISTRATION STATEMENT NO. 333-223307
FORM S-8 REGISTRATION STATEMENT NO. 333-216319
FORM S-8 REGISTRATION STATEMENT NO. 333-209713
FORM S-8 REGISTRATION STATEMENT NO. 333-202670
FORM S-8 REGISTRATION STATEMENT NO. 333-197885

UNDER THE SECURITIES ACT OF 1933

Intersect ENT, Inc.
(Exact name of Registrant as Specified in Its Charter)

Delaware	20-0280837
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1555 Adams Drive
Menlo Park, California 94025
(650) 641-2100
(Address of Principal Executive Offices)

2014 Equity Incentive Plan
2014 Employee Stock Purchase Plan

(Full title of the plans)

[•]1
[•]
Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, California 94025
(650) 641-2100
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Christopher D. Comeau
Tara M. Fisher
Ropes & Gray LLP
Prudential Tower
800 Boylston Street
(617) 235-4824

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

1 Note to Ropes: Please populate with relevant company officer/contact person post-closing.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Intersect ENT, Inc. (the “Registrant” or the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement No. 333-263368, filed with the Securities and Exchange Commission (the “SEC”) on March 8, 2022, relating to the registration of 1,009,227 shares of common stock, par value $0.001 per share, of the Company (“Common Stock”) for issuance under the Company’s 2014 Equity Incentive Plan;

•	Registration Statement No. 333-254034, filed with the SEC on March 9, 2021, relating to the registration of 988,070 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-236706, filed with the SEC on February 27, 2020, relating to the registration of 967,064 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-229956, filed with the SEC on February 28, 2019, relating to the registration of 922,190 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-226591, filed with the SEC on August 3, 2018, relating to the registration of 1,200,000 shares of Common Stock for issuance under the Company’s 2014 Amended and Restated Employee Stock Purchase Plan;

•
Registration Statement No. 333-223307, filed with the SEC on February 28, 2018, relating to the registration of 889,393 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-216319, filed with the SEC on February 28, 2017, relating to the registration of 860,019 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-209713, filed with the SEC on February 25, 2016, relating to the registration of 844,774 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan;

•
Registration Statement No. 333-202670, filed with the SEC on March 11, 2015, relating to the registration of 701,328 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan and 233,776 shares of Common Stock for issuance under the Company’s 2014 Employee Stock Purchase Plan; and

•
Registration Statement No. 333-197885, filed with the SEC on August 6, 2014, relating to the registration of 1,577,667 shares of Common Stock for issuance under the Company’s 2003 Equity Incentive Plan, 656,462 shares of Common Stock for issuance under the Company’s 2013 Equity Incentive Plan, 4,750,008 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan and 496,092 shares of Common Stock for issuance under the Company’s 2014 Employee Stock Purchase Plan.

The Company is filing this Post-Effective Amendment No. 1 to the Registration Statement Nos. 333-263368; 333-254034; 333-236706; 333-229956; 333-226591; 333-223307; 333-216319; 333-209713; 333-202670; 333-197885 to withdraw and remove from registration any and all shares of Common Stock that remain unsold or otherwise unissued under the Registration Statements.

On [_], 2022, pursuant to the Agreement and Plan of Merger, dated as of August 6, 2021 (the “Merger Agreement”), by and among the Company, Medtronic, Inc., a Minnesota corporation (“Parent”), and Project Kraken Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement Nos. 333-263368; 333-254034; 333-236706; 333-229956; 333-226591; 333-223307; 333-216319; 333-209713; 333-202670; 333-197885 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of [•], State of [•] on [_], 2022.

INTERSECT ENT, INC.

By:	/s/ [•]
[•][2]
[•]

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement Nos. 333-263368; 333-254034; 333-236706; 333-229956; 333-226591; 333-223307; 333-216319; 333-209713; 333-202670; 333-197885.

2 Note to Ropes: Please populate with relevant company officer person post-closing.